UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

AUTHENTEC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing party: N/A
(4)	Date Filed: N/A

March 23, 2010

PROTECT THE VALUE OF YOUR INVESTMENT IN AUTHENTEC –
DISCARD UPEK’S WHITE CARD

Dear Fellow Stockholder:

As you know, on January 29, 2010, UPEK, Inc. submitted a proposal to AuthenTec’s Board of Directors to combine the businesses of AuthenTec and UPEK in a stock-for-stock merger.  Our Board of Directors determined the proposal to be speculative and not in your best interest as an AuthenTec stockholder.

In its first step to orchestrate a potential unsolicited and inadequate takeover of AuthenTec, UPEK has begun soliciting you to call a special meeting.

You may soon receive a WHITE proxy-like card (technically an agent designation card) and proxy materials from UPEK asking you to support calling that special meeting.

YOUR BOARD OF DIRECTORS URGES YOU TO THROW OUT ANY SOLICITATION MATERIALS YOU RECEIVE FROM UPEK

AuthenTec and its Board are very familiar with UPEK and rejected UPEK’s proposal in January on the basis of its inadequate financial terms and our lack of confidence in UPEK’s financial position.

Of particular importance, UPEK, a privately held company that does not publish its financial statements or trade its stock on any public exchange, has failed to provide you with any information on its financial performance or market value. In its January press release, UPEK claimed that it “intends to publish certain financial information in due course, after it has completed its audit for its 2009 fiscal year.”  However, afternearly two months, UPEK still has not published any financial information for 2008 or 2009, which makes it impossible for you and all other stockholders to properly evaluate the proposal. In addition, it has been nearly three months since the close of UPEK’s fiscal year, which brings into question why UPEK has deliberately withheld its financial information.

While UPEK has not disclosed its financial performance, we believe they have lost market share and are experiencing significant financial losses.

The fact that UPEK is soliciting support for a special meeting while withholding critical financial information underscores their attempt to mislead AuthenTec’s stockholders.  It is a waste of your and AuthenTec’s time and money.  We believe that the proposal is merely a desperate attempt to save their failing business by using your AuthenTec cash and assets.

We also strongly disagree with numerous misleading statements contained in, and material omissions intentionally excluded from, the soliciting materials that UPEK sent to you, particularly those regarding our previous consideration of acquiring UPEK.

Send a message to UPEK that you cannot consider a speculative proposal with no valuation, no financials, and no information on UPEK’s business condition

Your Board and management continue to execute on a strategy to increase the value of your investment in AuthenTec.  Your Board of Directors urges you to DISCARD THE UPEK WHITE PROXY-LIKE CARD.

Thank you for your continued support.

Scott Moody
Chief Executive Officer

Important Additional Information
This communication may be deemed a “solicitation” under the rules of the Securities and Exchange Commission in connection with the solicitation of proxies by AuthenTec in connection with any special meeting of our stockholders that is called or in connection with our annual meeting of stockholders. We will file a proxy statement in connection with any special meeting of our stockholders, as well as a proxy statement in connection with our annual meeting of stockholders. Our stockholders are strongly advised to read any proxy statements when they become available, as they will contain important information. Stockholders will be able to obtain any proxy statements, any amendments or supplements to these documents and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of any proxy statements and any amendments and supplements to these documents will also be available for free at the Company’s Internet website at www.authentec.com or by writing to AuthenTec, Attn: Investor Relations, 100 Rialto Place, Suite 400, Melbourne, FL 32901. In addition, copies of any proxy statement and other related materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322 2885 toll-free or by email at proxy@mackenziepartners.com.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies from AuthenTec stockholders is available on a Schedule 14A filed with the Securities and Exchange Commission on February 1, 2010.